UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report: April 18, 2011 (Date of earliest event reported: April 12, 2011)

ENERGY PARTNERS, LTD.

(Exact name of registrant as specified in its charter)

Delaware	001-16179	72-1409562
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

201 St. Charles Avenue, Suite 3400

New Orleans, Louisiana 70170

(Address of principal executive offices) (Zip Code)

(504) 569-1875

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On April 12, 2011, the Board of Directors (the “Board”) of Energy Partners, Ltd. (the “Company”) met to discuss a potential nominee for director, William F. Wallace. Mr. Wallace was recommended to the Board by the Board’s Nominating & Governance Committee, which is chaired by John F. Schwarz. The Nominating & Governance Committee recommended Mr. Wallace because of his past experience in the oil and gas industry and former service as a director of other public companies. The Board nominated Mr. Wallace to stand for election as a director of the Company at the next annual stockholder’s meeting, scheduled for May 26, 2011 (the “Annual Meeting”). In addition to chairing the Nominating & Governance Committee, Mr. Schwarz also serves as a member of the Board’s Audit Committee, and his term expires on the date of the Annual Meeting. Mr. Schwarz had previously indicated that he was willing to stand for re-election and to continue to serve on the Board, but that, if a qualified candidate for a new director could be found, he was willing to forgo standing for re-election. After Mr. Wallace’s nomination had been approved by the Board, Mr. Schwarz confirmed that he would not stand for re-election as a director at the Annual Meeting. Mr. Schwarz’s decision not to stand for re-election to the Board is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 18, 2011

ENERGY PARTNERS, LTD.

By:	/S/ JOHN H. PEPER
John H. Peper
Executive Vice President, General Counsel and Corporate Secretary

3